UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934.

Date of Report (Date of earliest event reported)  November 20, 2003

PERRY JUDD’S HOLDINGS, INC.

(Exact name of registrant as specified in charter)

DELAWARE	333-45235	51-0365965
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

575 WEST MADISON STREET, WATERLOO, WISCONSIN		53594
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 920-478-3551

ITEM 5. OTHER DISCLOSURES

On October 31, 2003, the Company announced that it will be laying off 237 of its Waterloo, Wisconsin division employees by January 21, 2004 resulting from the loss of its major customer that represented a large percentage of the plant’s volume. Due to the inability to replace the work quickly and the discouraging economic, marketplace and competitive environments that persist, the Company began discussions immediately following this announcement with the Waterloo division’s employees and union representatives about these circumstances and their effect on the future of the plant.

After careful analysis and consideration of all relevant factors, the Company has decided to close its Waterloo division and transfer the remaining work to its other printing plants located in Baraboo, Wisconsin, Strasburg, Virginia and Spencer, Iowa. Approximately 600 people are currently employed at the Waterloo division. The Company expects to close the facility by the end of April 2004.

At this time, the Company is unable to estimate the total restructuring charges associated with the plant closure.  Among the factors that will impact this estimate are that the Company is deciding on severance arrangements and other employee benefit issues relating to salaried personnel, determining which assets will be transferred to other facilities and searching for tenants to sublease the manufacturing facility and warehouse space that are under a long term lease.

On November 24, 2003, the Company signed a Plant Closing Agreement with union officials in full resolution of all matters relating to severance arrangements and other employee benefit issues valued at approximately $3.3 million.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

Exhibit 99               Press release dated November 20, 2003.

ITEM 9. REGULATION FD DISCLOSURE.

Attached hereto as an exhibit which is incorporated herein by reference is the registrant’s press release dated November 20, 2003.

This information is not “filed” pursuant to the Securities Exchange Act of 1934 and is not incorporated by reference into any registrations under the Securities Act of 1933. Additionally, the submission of this Report of Form 8-K is not an admission as to the materiality of any information in the report that is required to be disclosed solely by regulation FD.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PERRY JUDD’S HOLDINGS, INC.

Date: November 25, 2003	By: /s/ Verne F. Schmidt

Verne F. Schmidt
Senior Vice President and
Chief Financial Officer